Exhibit 99.1

For Immediate Release
Aug. 20, 2008

Key Parties Reach Agreement for Approval of PNM Gas Operations Sale
Regulators to consider agreement after September hearings

(ALBUQUERQUE, N.M.) – An agreement among key parties that supports approval of the pending $620 million sale of the PNM natural gas operations to New Mexico Gas Company has been filed today with state regulators, PNM Resources (NYSE: PNM) announced today. N.M. Public Regulation Commissioners will consider the agreement, also called a stipulation, after hearings in September.

PNM, New Mexico Gas Company, NMPRC staff, the state Attorney General’s Office and the International Brotherhood of Electrical Workers Local 611 have signed the stipulation. Other parties may oppose the stipulation or take no position. The Hearing Examiner assigned to the case has scheduled hearings to start Sept. 16, after which she will send the stipulation to the NMPRC with her recommendations.

“This stipulation is fair to everyone involved, most importantly to our gas customers,” said Jeff Sterba, PNM Resources chairman and CEO. “It is a major positive development that puts us closer to our goal of closing the sale by the end of the year.”

The stipulation provides that, consistent with NMPRC precedent, PNM will retain all of the gain on the sale. The stipulation also calls for New Mexico Gas Company to freeze base rates for three years and to make average annual capital expenditures of at least $21.6 million for major projects and replacements during the rate freeze period. According to the stipulation, PNM and the Attorney General agree to drop their respective New Mexico Supreme Court appeals regarding the NMPRC’s decision in the 2007 gas rate case.

“This is a significant step toward receiving regulatory approval and we look forward to completing the remainder of the approval process," said George A. Schreiber, Jr., CEO of Continental Energy Systems LLC, the parent of New Mexico Gas.  "I want to assure our future customers that, once the transaction is completed, New Mexico Gas Company is committed to maintaining the highest standard of customer service and to continuing to be a solid corporate citizen.”

The stipulation is available at www.pnmresources.com/investors/regulatory.cfm.

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PNM Gas Sale Stipulation Reached                                                                           8-20-08                                                p. 2 of 2

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2007 consolidated operating revenues from continuing and discontinued operations of $2.4 billion. Through its utility and energy subsidiaries, PNM Resources serves electricity to more than 859,000 homes and businesses in New Mexico and Texas and natural gas to more than 495,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Another subsidiary is First Choice Power, a deregulated competitive retail electric provider in Texas. With generation resources of approximately 2,700 megawatts, PNM Resources and its subsidiaries market power throughout the Southwest, Texas and the West. In addition, the company has a 50-percent ownership of EnergyCo, which owns approximately 920 megawatts of generation. For more information, visit www.PNMResources.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release that relate to future events or PNMR’s or PNM’s (collectively, “Issuers”) expectations, projections, estimates, intentions, goals, targets and strategies, are made pursuant to the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and Issuers assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, Issuers caution readers not to place undue reliance on these statements. Issuers’ business, financial condition, cash flow and operating results are influenced by many factors (which are often beyond their control) that can cause actual results to differ from those expressed or implied by the forward-looking statements. These factors include the risk that the closing of the pending sale of the PNM natural gas utility may not occur due to regulatory or other reasons.

CONTACTS:
Analysts                                                                                 Analysts & Media
Gina Jacobi, (505) 241-2211                                                                                  Frederick Bermudez, (505) 241-4831

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